[B/E AEROSPACE LOGO OMITTED]                  News Release
#03-19                                        CONTACT:
FOR IMMEDIATE RELEASE                         Max Kuniansky
                                              Director of Investor Relations
                                              B/E Aerospace, Inc.
                                              (561) 791-5000 ext. 1440
                                              max_kuniansky@beaerospace.com


             B/E AEROSPACE REPORTS SECOND QUARTER FINANCIAL RESULTS,
             -------------------------------------------------------
                               COMMENTS ON OUTLOOK
                               -------------------


         WELLINGTON, FL, July 21, 2003 - B/E Aerospace, Inc. (Nasdaq: BEAV) today announced financial results for the second quarter ended June 30, 2003 and commented on the outlook for the remainder of calendar 2003.

         Effective today, B/E's financial news releases will generally discuss results on a generally accepted accounting principles (GAAP) basis only. The company will disclose unusual or one-time items when necessary to help provide a more meaningful picture of underlying trends, and will continue to disclose EBITDA (earnings before interest, taxes, depreciation and amortization) and EBITDA as adjusted for unusual or one-time items as determined under B/E's bank credit agreement (Adjusted EBITDA). EBITDA and Adjusted EBITDA are "non-GAAP financial measures" as defined by the Securities and Exchange Commission. This news release presents EBITDA and Adjusted EBITDA as additional measures of operating performance and our ability to service our debt. We also present these measures because investors have expressed an interest in such information. EBITDA and Adjusted EBITDA should not be viewed as substitutes for or superior to net earnings, cash flow from operations or other data prepared in accordance with GAAP, as measures of our profitability or liquidity. Since EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP, they are not necessarily comparable to similarly titled measures furnished by other companies. As required by the SEC, we provide a table at the end of this release reconciling EBITDA and Adjusted EBITDA to cash flow from operations.

HIGHLIGHTS
----------

o Reported net loss of $14.1 million, or $0.39 per share for three months ended June 30, 2003

o Total backlog increased sequentially by $65 million to $500 million, B/E's first significant backlog improvement since September 2001

o Maintained adequate liquidity, with cash and available bank credit of about $120 million at quarter-end, down $6 million compared to March 2003 balances.

o Expect to achieve goal of profitable operations on a quarterly basis by the end of this calendar year

         "The quarter was challenging from an operational perspective. However, we executed on our plan to close the Dafen (Wales) facility," said Mr. Robert J. Khoury, President and Chief Executive Officer of B/E Aerospace. "This was the fifth plant shutdown in a major cost reduction effort which we initiated soon after the September 2001 terrorist attacks. However, the results we report today were adversely affected by plant closing costs, inefficient operations at the now-closed Dafen plant and start-up costs in our plastics manufacturing operation. Foreign exchange losses and weak sales of certain high-margin products also adversely affected profitability.

         "New order activity and a substantial upturn in customer requests for quotations, particularly in the past six weeks, were welcome favorable developments," said Mr. Khoury.

FINANCIAL RESULTS: SECOND QUARTER
---------------------------------

         For the three months ended June 30, 2003, B/E reported a net loss of $14.1 million, or $0.39 per share, compared to a net loss of $3.2 million, or $0.09 per share, for the three-month period ended June 30, 2002.

         The company recorded $7.0 million of charges during the quarter, primarily related to provisions for bad debts and inventories and to adjust properties held for sale to reflect fair value less estimated costs to sell. Such charges were offset by cash proceeds of $9.0 million received in the second quarter in connection with the resolution of the final matters associated with the 1999 sale of B/E's In-Flight Entertainment business.

         Restructuring, consolidation and transition costs are included in cost of goods sold in both the current and year-ago periods. Such costs were slightly higher in the current period.

         Net sales were $151.8 million for the period ended June 2003, virtually unchanged as compared to the same period a year ago. Sales for both periods reflect very depressed demand for B/E's products as a result of the continuing crisis in the airline industry. Current period sales also reflect the steep downturn in business jet deliveries. Net sales by segment were:

                                                         NET SALES

                                           $ Millions, Three Months Ended:

                                                     JUNE 30,           JUNE 30,
                                                         2003               2002
         -----------------------------------------------------------------------
         Commercial aircraft products                  $107.9             $104.7
         Business jet products                           18.1               20.9
         Fastener distribution                           25.8               25.6
         -----------------------------------------------------------------------
         TOTAL                                         $151.8             $151.2

         Gross profit for the quarter ended June 2003 was down $11.6 million compared to the same period a year ago. Reflecting the decline in gross profit, operating earnings decreased $10.0 million for the quarter just ended compared with the prior year. Second quarter gross and operating profit margins declined on a year-over-year basis. In the commercial aircraft products segment, the lower margins and operating earnings reflect Dafen plant closing and integration costs ($5.2 million), adverse impacts from foreign exchange ($1.5 million), charges for bad debts, inventories and properties held for sale and manufacturing start-up costs in B/E's plastics operations ($3.8 million).

         In the business jet segment, margins were lower due to a 33 percent decrease in sales of higher-margin executive aircraft seats, partially offset by an increase in lower-margin VIP aircraft project work. The drop in executive seat sales reflects a 43 percent industry-wide reduction in production of new business jets, partially offset by an increase in B/E's executive seating market share. The VIP aircraft projects, including development of super-premium international first class products for airlines, generated minimal profit due to start-up and developmental costs which were included in cost of goods sold.

         The year-over-year decline in operating earnings, by segment, was:

                                              CHANGE IN OPERATING EARNINGS

                               $ Millions, 2nd Quarter 2003 vs. 2nd Quarter 2002

             Commercial aircraft products                                 $(6.4)
             Business jet products                                         (3.7)
             Fastener distribution                                           0.1
             -------------------------------------------------------------------
             TOTAL CHANGE IN OPERATING EARNINGS                          $(10.0)

SIX-MONTH RESULTS
-----------------

         For the six months ended June 30, 2003, B/E reported a net loss of $24.9 million, or $0.70 per share. For the same period last year, B/E reported a net loss of $9.1 million, or $0.26 per share.

         The increased loss reflects lower margins due to plant closing and integration costs, the manufacturing start-up costs of plastics operations in the seating business, the aforementioned shift in business jet product mix and adverse foreign exchange impacts. Restructuring, consolidation and transition costs are included in cost of goods sold in both the current and year-ago periods. Sales were $306.5 million for the six months just ended, up $9.3 million compared to a year ago.

UPDATE ON CONSOLIDATION PROGRAM
-------------------------------

         "In recent months our airline customers have endured the SARS epidemic, a war in Iraq and continued weakness in the economy," Mr. Khoury stated. "These adverse events came in the midst of an airline industry downturn which is now in its third year."

         The world's airlines lost $25 billion in 2001 and 2002. Steep losses continue this year. Seventeen airlines worldwide have sought bankruptcy protection or ceased operations in the past two years. In response, airlines have severely cut spending and idled about 2,220 aircraft. As a result, B/E has experienced significantly reduced demand for its commercial aircraft cabin interior products.

         "B/E is also experiencing soft demand in the business jet segment," Mr. Khoury stated. "For the first half of 2003, deliveries of new business jets were down 43 percent compared to a year ago."

         To re-position B/E for profitability at the lower demand levels, management launched a cost reduction program soon after the 2001 terrorist attacks. This consolidation effort, now largely complete, involved closing five factories and eliminating over 1,400 positions. Consolidation costs already incurred since inception of the program total about $160 million, including approximately $70 million of cash costs. Management expects consolidation costs for the remainder of this year to total $1 - $2 million, which will be recorded in the third quarter.

BACKLOG INCREASED SEQUENTIALLY
------------------------------

         Despite a tumultuous quarter for the airlines, B/E's backlog increased 15 percent sequentially to approximately $500 million as of June 30, 2003, compared to $435 million at the end of March 2003. The significant growth in backlog was driven primarily by increases in the commercial aircraft and fastener distribution segments.

RECENT TRENDS
-------------

         "Our commercial aircraft products segment experienced weak order activity during most of the second quarter," Mr. Khoury said. "However, over the past six weeks we have seen a significant increase in both actual order placement and new business opportunities."

         The increased opportunities are primarily related to Asian, European and Middle Eastern airlines' orders for new wide-body aircraft, including the A330, A340-500/600 and the A380, and their desire to retrofit their existing wide-body fleets with the same new interior equipment to achieve fleet commonality.

         "Time will tell whether this trend will be sustained, and whether this new activity will produce significant orders for B/E," Mr. Khoury said. "However, based on the number of requests we have received, it appears that our new business opportunities are increasing significantly."

LIQUIDITY REMAINS ADEQUATE
--------------------------

         B/E's cash and available bank credit was about $120 million as of June 30, 2003, a decrease of approximately $6 million compared to March 31, 2003 balances. Cash interest paid during the quarter totaled $21.6 million.

         "Cash and available bank credit of about $120 million should be adequate to meet operating needs and service our debt obligations," Mr. Khoury stated. "Our cash position at December 2002 was unusually high, enabling us to reduce bank borrowings by $50 million in the first quarter of 2003. The voluntary payment reduced interest expense and will assist in returning B/E to profitability." Cash and available bank credit has decreased by about $37 million since December 31, 2002, reflecting a $15.0 million reduction in the size of the bank credit facility, the cash component of the year-to-date net loss, capital expenditures and normal working capital fluctuations.

         Net debt (total debt less cash and cash equivalents) was $717.5 million, as compared to $712.1 million at March 31, 2003 and $696.0 million at December 31, 2002. EBITDA was $11.6 million for the twelve months ended June 2003, including consolidation costs, the charges reported today and items related to the In-Flight Entertainment sale. Adjusted EBITDA was $95.8 million for the twelve-month period. Net cash flows used in operations were $8.2 million for the same period.

OUTLOOK
-------

         "With such volatile industry conditions, forecasting is difficult for our customers and for B/E as well," Mr. Khoury stated. "Therefore, for the time being we have elected not to give quantitative guidance on sales and earnings." Financial guidance for calendar 2003 is as follows:

o For the third quarter and beyond, B/E expects substantial improvements in margins and bottom-line results, and expects to achieve profitable operations on a quarterly basis by the end of this calendar year.

o Backlog, which increased sequentially by $65 million or 15 percent during the second quarter, should remain flat or increase slightly over the next six months, driven primarily by opportunities in B/E's commercial aircraft products and fastener distribution segments. Activity in the business jet market remains very soft.

         "Looking ahead, we expect substantial financial improvement in the third and fourth quarters of this year and for all of next year," Mr. Khoury said. "B/E Aerospace has a number of attributes that should enable us to maintain adequate liquidity during this industry downturn. Our debt structure is well-suited to these volatile industry conditions. Our bank credit facility is adequately supported by current assets and matures in August 2006. All other long-term debt requires no additional principal payments until 2008 through 2011.

         "Our customer base is global, with over 45 percent of last year's sales coming from outside the U.S. Our competitive position is very strong, with leading worldwide market shares in many product lines.

         "Our aftermarket focus should make B/E a leading indicator of the industry recovery," he said. "The airlines will begin to spend on their existing fleets long before they can afford to purchase new aircraft, because refurbishing existing aircraft is much less expensive. Accordingly, aftermarket demand should lead the aerospace industry recovery.

         "When demand improves, the cost reductions we have achieved should give us substantial operating leverage and enhanced earnings power. We believe that our factories have the capacity to generate revenues of up to $1 billion without significant additional capital investment. In the meantime, we have a seasoned executive team which has navigated prior downturns," Mr. Khoury concluded.

         As previously announced, B/E will hold a conference call to discuss its financial results on Tuesday, July 22 at 9:00 a.m. Eastern time. To listen to the conference call live via the Internet, visit the Investors section of B/E's website at www.beaerospace.com and follow the Webcasts link.

         This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements.

Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings.

         B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. With a global organization selling directly to the world's airlines, B/E designs, develops and manufactures a broad product line for both commercial aircraft and business jets and provides cabin interior design, reconfiguration and conversion services. Products for the existing aircraft fleet -- the aftermarket -- provide about 60 percent of sales. For more information, visit B/E's website at www.beaerospace.com.

                                                                               8
                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)


                                                             THREE MONTHS ENDED
-------------------------------------------------------------------------------
                                                       June 30,        June 30,
(Dollars in millions, except per share data)              2003            2002
-------------------------------------------------------------------------------
Net sales                                               $ 151.8        $ 151.2
Cost of sales                                             112.0           99.8
                                                        ---------      ---------
Gross profit                                               39.8           51.4
     Gross margin                                          26.2%          34.0%
Operating expenses:

     Selling, general and administrative                   26.1           28.3
     Research, development and engineering                  9.9            9.3
                                                        ---------      ---------
Total operating expenses                                   36.0           37.6
                                                        ---------      ---------
Operating earnings                                          3.8           13.8
     Operating margin                                       2.5%           9.1%
Interest expense, net                                      17.2           17.0
                                                        ---------      ---------
Loss before income taxes                                  (13.4)          (3.2)
Income taxes                                                0.7             --
                                                        ---------      ---------
     NET LOSS                                           $ (14.1)       $  (3.2)
                                                        ---------      ---------
     NET LOSS PER COMMON SHARE                           $ (0.39)       $ (0.09)
                                                        ---------      ---------
Common shares:

     Weighted average and potentially dilutive             35.8           34.7
     End of period                                         36.0           34.8

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)


                                                                SIX MONTHS ENDED
-------------------------------------------------------------------------------
                                                       June 30,        June 30,
(Dollars in millions, except per share data)             2003            2002
-------------------------------------------------------------------------------
Net sales                                              $ 306.5        $ 297.2
Cost of sales                                            220.3          196.7
                                                        ---------      ---------
Gross profit                                              86.2          100.5
     Gross margin                                         28.1%          33.8%
Operating expenses:

     Selling, general and administrative                  54.6           56.9
     Research, development and engineering                20.8           19.1
                                                        ---------      ---------
Total operating expenses                                  75.4           76.0
                                                        ---------      ---------
Operating earnings                                        10.8           24.5
     Operating margin                                      3.5%           8.2%
Interest expense, net                                     34.0           33.6
                                                        ---------      ---------
Loss before income taxes                                 (23.2)          (9.1)
Income taxes                                               1.7             --
                                                        ---------      ---------
     NET LOSS                                          $ (24.9)       $  (9.1)
                                                        ---------      ---------
     NET LOSS PER COMMON SHARE                          $ (0.70)       $ (0.26)
                                                        ---------      ---------
Common shares:

     Weighted average and potentially dilutive            35.6           34.6
     End of period                                        36.0           34.8

                                       *T*

                               B/E Aerospace, Inc.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (unaudited; dollars in millions)


                                                      JUNE 30,      DECEMBER 31,
                                                        2003           2002
                                                     -----------   -------------

ASSETS

Current assets:
  Cash and cash equivalents*                          $  69.9        $   156.9
  Accounts receivable - trade, less
       allowance for doubtful accounts
       of $3.4 (June 30, 2003) and $3.9
       (December 31, 2002)                               72.1             73.8
  Inventories, net                                      166.9            163.2
  Other current assets                                   14.8             22.8
                                                     --------        ---------
      Total current assets                              323.7            416.7
Long-term assets                                        646.8            650.4
                                                     --------        ---------
                                                      $ 970.5        $ 1,067.1
                                                     --------        ---------
LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities                             $ 126.6        $   153.8
Long-term liabilities                                   792.6            844.0
                                                     --------        ---------
                                                        919.2            997.8
Total stockholders' equity                               51.3             69.3
                                                     --------        ---------
                                                      $ 970.5        $ 1,067.1
                                                     --------        ---------

----------

* Cash and available funds under revolving credit facility at June 30, 2003 were approximately $120.0 ($157.3 at December 31, 2002).

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (unaudited; dollars in millions)


                                                                                SIX MONTHS ENDED
                                                                     ------------------------------------------
                                                                          JUNE 30,             JUNE 30,
                                                                            2003                 2002
                                                                     ------------------- ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

     Net loss                                                              $   (24.9)          $    (9.1)
     Adjustments to reconcile net loss to net cash flows
          provided by operating activities:
              Depreciation and amortization                                     14.4                17.0
              Non-cash employee benefit plan contributions                       1.2                 1.2
              Loss on disposal of property and equipment                         1.4                 0.2
              Changes in operating assets and liabilities, net of
              acquisitions                                                      (6.4)               (7.7)
                                                                           ----------          ----------
     Net cash flows (used in) provided by operating activities                 (14.3)                1.6
                                                                           ----------          ----------

CASH FLOWS FROM INVESTING ACTIVITIES:

     Capital expenditures                                                       (7.3)               (8.8)
     Proceeds from real estate sales                                             2.3                 1.2
     Acquisitions, net of cash acquired                                           --                (4.5)
     Change in intangible and other assets, net                                 (3.9)                1.5
                                                                           ----------          ----------
Net cash flows used in investing activities                                     (8.9)              (10.6)
                                                                           ----------          ----------

CASH FLOWS USED IN FINANCING ACTIVITIES                                        (65.1)               (0.7)
                                                                           ----------          ----------

Effect of exchange rate changes on cash flows                                    1.3                 1.7
                                                                           ----------          ----------

Net decrease in cash and cash equivalents                                      (87.0)               (8.0)

Cash and cash equivalents at beginning of period                               156.9               139.3
                                                                           ----------          ----------

Cash and cash equivalents at end of period                                 $    69.9           $   131.3
                                                                           ----------          ----------

                                      * T *

                               B/E Aerospace, Inc.

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

     This news release includes EBITDA and Adjusted EBITDA, non-GAAP financial measures as defined in the Securities and Exchange Commission's Regulation G. We present EBITDA and Adjusted EBITDA as additional measures of our operating performance and our ability to service our debt. We use EBITDA and Adjusted EBITDA, among other things, to evaluate our operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel. These measures are among the primary indicators used by management as a basis of its planning and forecasting of future periods. We believe these measures are important indicators of our operational strength and the performance of our business because they provide a link between profitability and operating cash flow. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by our management, helps improve their ability to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. In addition, we believe these measures are among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

     EBITDA and Adjusted EBITDA should not be viewed as substitutes for or superior to net income, cash flow from operations or other data prepared in accordance with GAAP as a measure of our profitability or liquidity. EBITDA and Adjusted EBITDA are not determined using GAAP. Therefore, they are not necessarily comparable to similarly titled measures provided by other companies.

     Pursuant to the requirements of Regulation G, we provide the following table which reconciles EBITDA and Adjusted EBITDA as presented in this release to cash flows used in operations, the most directly comparable GAAP measure.

                        TWELVE MONTHS ENDED JUNE 30, 2003
                        (unaudited; dollars in millions)


--------------------------------------------------------------------------------
Cash flows used in operations                                         $   (8.2)
   Interest expense, net                                                  69.4
   Taxes                                                                   4.4
   Changes in operating assets and liabilities                           (20.5)
   Other non-cash adjustments                                            (33.5)
                                                                      ---------
EBITDA                                                                    11.6
Facility consolidation costs, other charges (net)                         49.3
Loss on sale of In-Flight Entertainment                                   29.5
Costs associated with change in year-end                                   5.4
                                                                      ---------
Adjusted EBITDA                                                       $   95.8
                                                                      ---------


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